Wednesday September 20, 2006  5:36 pm Eastern Time

Press Release

SOURCE: Westsphere Asset Corporation, Inc.

Westsphere Asset Corporation, Inc. undertakes a review to examine and expand its presence in the Electronic Funds Transfer industry to become a member of the Canadian Interac Association as an Indirect Connector.

CALGARY, Alberta,  -- As undertaken at Westsphere’s Annual General Meeting on June 10, 2006, a review of all opportunities related to the electronic Funds Transfer industry has been ongoing with the primary intention to become a member of the Canadian Interac Association as an Indirect Connector.

On August 2, 2006 a preliminary application was submitted to the Canadian Interac Association.

Westsphere has attained considerable financial success over the past ten years in the electronic transaction market through two of its Independent Sales Organizations (ISO’s), Vencash Capital Corporation and TRAC P.O.S. Processing Inc., ATM and POS processing, respectively.  Currently, all transaction processing for Westsphere’s ISO subsidiaries is managed by third party Interac acquirers and indirect connectors.  Westsphere views it to be in its corporate best interests to expand its role in the electronic funds transfer industry to include having a presence in the management and control of its own switch and processing services and become a full service provider of POS and ATM processing and management solutions.

Douglas N. Mac Donald, President and CEO of Westsphere Asset Corporation, Inc. stated, “This next level of Westsphere’s development will require a significant investment of capital to implement the opportunities which are before us related to transaction processing.  How to, and the method which we structure the financing of our capital needs is an ongoing process and will determine the nature and form of our switch and processing development.”

COMPANY OVERVIEW

Westsphere Asset Corporation, Inc. is a holding company, with subsidiaries engaged in business activities focusing mainly on the non-conventional banking industry.

Currently, the Company has established a strong presence in the privately owned non-conventional banking sector, ie: Automated Banking Machines (ABM) industry in Canada, and maintains and services an ABM network across Canada.

WSHE has subsidiaries involved in Financing and Leasing, Point of Sale Equipment Distribution, related software and hardware production and Development of other non-conventional banking alternatives.

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CAPITALIZATION: 75,000,000 COMMON SHARES WITH NO PAR VALUE

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SHARES ISSUED: Common- 551,702

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    : Voting Preferred- 1,285,958

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Transfer Agent: Holladay Stock Transfer Inc.

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 2939 North 67th Place

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 Scottsdale, Arizona 85251

DISCLAIMER

Forward-Looking Statements: This news release contains certain forward-looking statements. All statements, other than statements of historical fact, included herein, are forward looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made, and WSHA does not undertake an obligation to update forward-looking statements should conditions or management's estimates or opinions change.

     2140 Pegasus Way N.E.

     Calgary, Alberta, Canada

     T2E 8M5

     Tel:  -1-403-290-0264

     Fax: -1-403-290-1266

SOURCE: Westsphere Asset Corporation, Inc.